Exhibit 99.2

THE RUBICON PROJECT, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On April 24, 2015 (the “Acquisition Date”), The Rubicon Project, Inc. (the “Company” or “Rubicon Project”), completed its acquisition of Chango Inc. (“Chango”).

The unaudited pro forma condensed combined statements of operations combine the historical results of operations of the Company and the historical results of operations of Chango for the year ended December 31, 2014 as if the acquisition had occurred as of January 1, 2014. The unaudited pro forma condensed combined balance sheet combines the balance sheets of the Company and Chango as of December 31, 2014 as if the acquisition had occurred on that date.

The unaudited pro forma financial information should be read in conjunction with the separate consolidated financial statements and related notes thereto of the Company contained in its Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission (“SEC”) on March 6, 2015, and in conjunction with the separate consolidated financial statements and related notes thereto of Chango included as Exhibit 99.1 to this Form 8-K/A.

The pro forma financial information has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the acquisition been completed at or as of the dates indicated, nor is it indicative of the current or future results of operations or financial position of the combined company. The purchase price allocation presented in these pro forma financial statements is preliminary and is subject to change upon finalization. The pro forma financial information also does not reflect potential realization of operating synergies or costs related to the planned integration, or any actions that have been or may be undertaken by management after the acquisition.

  THE RUBICON PROJECT, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
AS OF DECEMBER 31, 2014
(In thousands)

	Historical
	The Rubicon Project, Inc.	Chango Inc.(1)	Pro forma Adjustments		Pro forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$97,196	$1,028	$(10,172)	(B), (C), (I), (K)	$88,052
Accounts receivable, net	133,267	13,926	(152)	(J)	147,041
Prepaid expenses and other current assets	7,514	783	—		8,297
TOTAL CURRENT ASSETS	237,977	15,737	(10,324)		243,390
Property and equipment, net	15,196	240	—		15,436
Internal use software development costs, net	11,501	911	(911)	(F)	11,501
Goodwill	16,290	—	51,819	(A)	68,109
Intangible assets, net	14,090	18	52,402	(A)	66,510
Other assets, non-current	1,427	—	—		1,427
TOTAL ASSETS	$296,481	$16,906	$92,986		$406,373
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$151,021	$5,913	$(98)	(J), (K), (N)	$156,836
Debt and capital lease obligations, current portion	105	6,542	(6,542)	(I)	105
Other current liabilities	3,276	345	—		3,621
TOTAL CURRENT LIABILITIES	154,402	12,800	(6,640)		160,562
Contingent consideration liability	11,448	—	16,171	(D)	27,619
Debt, non-current portion	—	907	(907)	(I)	—
Other liabilities, non-current	1,879	—	12,009	(L), (M)	13,888
TOTAL LIABILITIES	167,729	13,707	20,633		202,069
Convertible preferred stock	—	9,476	(9,476)	(G)	—
STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock	—	241	(241)	(H)	—
Additional paid-in capital	209,472	357	76,254	(E), (H)	286,083
Accumulated other comprehensive income	(8)	—	—		(8)
Accumulated deficit	(80,712)	(6,875)	5,816	(B), (H)	(81,771)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	128,752	(6,277)	81,829		204,304
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$296,481	$16,906	$92,986		$406,373
(1) Balance has been translated using the Canadian dollar to US dollar exchange rate of $0.8599 at December 31, 2014.

The accompanying notes to unaudited pro forma condensed combined financial statements are an integral part of these statements.

THE RUBICON PROJECT, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2014
(In thousands, except per share amounts)

	Historical
	The Rubicon Project, Inc.	Chango Inc.(2)	Pro forma Adjustments		Pro forma Combined
Revenue(1)	$125,295	$43,048	$(483)	(R)	$167,860
Expenses:
Cost of revenue	20,754	25,374	4,900	(O), (R)	51,028
Sales and marketing	43,203	12,552	7,491	(O)	63,246
Technology and development	22,718	3,426	1,125	(O)	27,269
General and administrative	57,398	2,611	1,489	(O)	61,498
Total expenses	144,073	43,963	15,005		203,041
Loss from operations	(18,778)	(915)	(15,488)		(35,181)
Other (income) expense:
Interest expense, net	110	195	(195)	(Q)	110
Change in fair value of preferred stock warrant liabilities	732	—	—		732
Foreign exchange (gain), net	(1,119)	(292)	—		(1,411)
Other (income), net	—	—	—		—
Total other (income), net	(277)	(97)	(195)		(569)
Loss before income taxes	(18,501)	(818)	(15,293)		(34,612)
Provision for income taxes	172	131	—		303
Net loss	(18,673)	(949)	(15,293)		(34,915)
Cumulative preferred stock dividends	(1,116)	—	—		(1,116)
Net loss attributable to common stockholders	$(19,789)	$(949)	$(15,293)		$(36,031)
Basic and diluted net loss per share attributable to common stockholders	$(0.70)				$(1.13)
Basic and diluted weighted-average shares used to compute net loss per share attributable to common stockholders	28,217		3,553	(P)	31,770
(1) Refer to revenue recognition policies included in Note 1.
(2) Balance has been translated using the Canadian dollar to US dollar average daily exchange rate for each corresponding month for the year ended December 31, 2014.

The accompanying notes to unaudited pro forma condensed combined financial statements are an integral part of these statements.

THE RUBICON PROJECT, INC.
NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(unaudited)

Note 1—Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial statements have been prepared to illustrate the financial impact of Rubicon Project's acquisition of Chango.
The unaudited pro forma condensed combined statements of operations combine the historical results of operations of the Company and the historical results of operations of Chango for the year ended December 31, 2014 as if the acquisition had occurred as of January 1, 2014. The unaudited pro forma condensed combined balance sheet combines the balance sheets of the Company and Chango as of December 31, 2014 as if the acquisition had occurred on that date.
The balance sheet and statements of operations information for the year ended December 31, 2014 of Rubicon Project has been derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the period ended December 31, 2014 filed with the Securities and Exchange Commission (“SEC”) on March 6, 2015. The balance sheet and statements of operations information for Chango has been derived from separate financial statements and related notes thereto of Chango included as Exhibit 99.1 to this Form 8-K/A.
The Company has accounted for the acquisition of Chango using the acquisition method of accounting. Accordingly, the Company has allocated the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed at their estimated fair values. The excess of the purchase price over the net tangible and intangible assets is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates including the selection of valuation methodologies, estimates of future revenues and cash flows, discount rates, and selection of comparable companies. The pro forma adjustments are based on preliminary estimates that management believes are reasonable under the circumstances. Management's purchase price allocation is preliminary and subject to change pending finalization of the valuation, including finalization of tax attributes and forecast assumptions. The actual purchase price allocation will be subject to the completion of the valuation of the assets acquired and liabilities assumed as of the Acquisition Date.
The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined company would have been had the acquisition occurred on the dates assumed, nor are they necessarily indicative of current or future consolidated results of operations or financial position.
Revenue Recognition
The majority of Chango’s revenue is reported on a gross basis given the nature of the arrangements and its role as the principal in those arrangements reported on a gross basis and Rubicon Project’s revenue is principally reported on a net basis. Below is Chango’s revenue recognition policy, which should be read in conjunction with the separate financial statements and related notes thereto of Chango included as Exhibit 99.1 to this Form 8-K/A. The Company’s revenue recognition policies applicable to the year ended December 31, 2014 are described in the consolidated financial statements and related notes thereto of the Company contained in its Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 6, 2015. The Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2015 will include an updated combined revenue recognition policy taking into consideration the integration of Chango.
Chango’s Revenue Recognition Policy
Chango uses data and technology to create relevant and timely advertising campaigns that produce customer insights for buyers of advertising. The Company's unique technology delivers automated advertising campaigns that leverage proprietary intent-based data assets and unique profile technology. Chango’s technology processes internet page views through various third-party search engines and combines the information gathered with the contextual information from the content on a website or application’s page to infer demographic needs of the buyer. In addition to the information it gathers from exchanges and marketplaces, Chango uses its technology and information from third-party data providers to identify users whose online behavior has demonstrated some particular intent that matches campaign goals of buyers. Chango targets these users by purchasing impressions directed to them, thereby delivering its buyers’ desired audience, commonly referred to in the industry as audience retargeting and intent marketing, which ascertains the previously manifested intent of a user and then uses that intent to target them for a particular ad campaign.

The Company reports revenue on both a gross and a net basis. In the majority of cases, Chango agrees to fulfill a buyer's advertising campaign in accordance with the goals of the campaign. In these arrangements, generally, contracts with advertisers are for the delivery of the advertisements based on the number of impressions delivered. Chango maintains arrangements with buyers generally through campaign insertion orders, which specify price and volume requests, and Chango generates revenue from buyers of advertising inventory through arrangements in which Chango acts as a principal and therefore reports revenue on a gross basis.
In other cases, Chango allows the buyer to access its bidding technology to fulfill the buyer’s campaign goals. In these cases, Chango does not enter into campaign insertion orders, but rather enters into a master service agreement or a data platform and buying platform agreement with buyers, which give buyers the ability to purchase ad inventory through Chango’s relationships with exchanges and sellers. In these arrangements, Chango is not the principal and therefore reports revenue on a net basis.
Chango recognizes revenue when four basic criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the fees are fixed or determinable, and (iv) collectibility is reasonably assured. For all revenue transactions, Chango considers a signed agreement, a binding insertion order or other binding or signed documentation to be persuasive evidence of an arrangement. Arrangements for the services typically vary. Chango assesses collectibility based on a number of factors, including the creditworthiness of a buyer and payment and transaction history. Chango’s revenue arrangements do not include multiple deliverables.
Chango also reports revenue in conformity with ASC 605-45, Principal agent considerations. The determination of whether Chango is the principal or agent, and hence whether to report revenue on a gross basis or on a net basis, requires Chango to evaluate a number of indicators, none of which on its own is presumptive or determinative.
Indicators that an entity is acting as a principal (and thus revenue is reported on a gross basis) that are most relevant to Chango's business include: (i) whether the entity has the primary responsibility (primary obligor) for providing the goods or services to the buyer or for fulfilling the order, (ii) whether the entity has inventory risk before or after the buyer order, (iii) whether the entity has latitude in establishing prices, either directly or indirectly, (iv) whether the entity changes the product or performs part of the service, (v) whether the entity independently selects the seller, (vi) whether the entity is involved in the determination of product or service specifications, and (vii) whether the entity bears the buyer’s credit risk for the amount receivable from the buyer.
Indicators that an entity is acting as an agent exist when it does not have exposure to the significant risks and rewards associated with the sale of goods or the rendering of services. Indicators of net reporting that are most relevant to Chango's business include: (i) whether the entity’s supplier is the primary obligor in the arrangement, (ii) whether the amount the entity earns is fixed, and (iii) whether the entity’s supplier bears the credit risk. One key feature indicating that an entity is acting as an agent is that the amount the entity earns is predetermined, being either a fixed fee per transaction or a stated percentage of the amount billed to the buyer.
Chango has arrangements with buyers in which it delivers a complete advertising solution, which builds brand awareness, acquires new buyers, and retargets site visitors using Chango’s exclusive network of data, algorithms, and machine learning. Chango enters into buyer agreements through discrete binding insertion orders with independently negotiated parameters to work within, which are determined prior to the launch of an advertising campaign. In these arrangements, Chango is responsible for fulfilling the campaign in accordance with the insertion order. Since Chango is the primary obligor and (i) identifies and contracts with third party advertisers, (ii) establishes the selling prices of the advertisements sold, (iii) performs all billing and collection activities including the retention of credit risk, (iv) has latitude in selecting suppliers, (v) negotiates the price it pays to suppliers of inventory, and (v) makes all inventory purchasing decisions, Chango acts as the principal in these arrangements and therefore reports revenue on a gross basis.
Chango also has arrangements in which it provides buyers with self-serve capabilities for real-time buying of inventory, servicing, targeting, re-targeting, and branding. Chango enters into contracts with buyers under which fees earned by Chango are based on a utilization fee that is a percentage of spend through the platform as well as fees for additional features offered through Chango’s solution. The buyer is responsible for setting up advertising campaigns and is responsible for the cost and payment of advertising inventory. Since Chango is not the primary obligor and charges a stated percentage of the amount billed, and thus does not have exposure to the significant risks and rewards associated with the sale of inventory or the rendering of services, Chango acts as an agent in these arrangements and therefore recognizes revenue on a net basis.

Note 2—Purchase Consideration and Preliminary Purchase Price Allocation
The following table summarizes the total purchase consideration (in thousands):

Shares of Rubicon Project common stock	$72,477
Fair value of stock-based awards exchanged	4,318
Estimated fair value of contingent consideration	16,171
Cash paid	9,097
Working capital adjustment	(184)
Total purchase consideration, including estimated contingent consideration	$101,879

The purchase consideration for the acquisition included 4,191,878 shares of the Company's common stock, with a fair value of approximately $72.5 million, based on the Company's stock price as reported on the NYSE on the Acquisition Date. 639,318 of the 4,191,878 shares of the Company's common stock were placed in escrow to secure post-closing indemnification obligations of the sellers and any shares remaining in escrow after satisfaction of any resolved indemnity claims, less any shares withheld to satisfy pending or resolved claims, will be released from escrow on July 24, 2016. In addition, the Company issued 106,553 shares of the Company's common stock on the date of the acquisition, which were placed in escrow, related to employee future service requirements which were excluded from the purchase consideration and will be expensed in the Company's post acquisition statement of operations. The Company also used approximately $9.1 million of cash to repay Chango's outstanding debt including accrued interest and pay Chango's unpaid transaction expenses.
The purchase consideration also included contingent consideration of up to approximately $20.6 million based upon Chango's performance against certain agreed-upon operating objectives for the year ending December 31, 2015. The Company has the option to pay the contingent consideration in cash or common stock, or a combination thereof. A portion of the contingent consideration shares with a value equivalent to approximately $2.4 million, or 126,098 shares of the Company's stock based on the common stock issuance price pursuant to the purchase agreement were issued and placed in escrow. The remaining number of shares to be issued in connection with the contingent consideration is based on the greater of the volume-weighted-average closing prices of the Company's common stock for the 10 consecutive trading days ending on (and including) the trading day that is one day prior to December 31, 2015 and $18.77. The fair value was estimated using a Monte-Carlo model as the fair value of the contingent consideration was dependent on both the performance milestones being achieved and the post-acquisition prices of the Company's common stock. The contingent consideration was recorded at an estimated fair value of $16.2 million. The fair value of the contingent consideration provided herein assumed the probability of the performance milestones being achieved and the probability that the Company would settle the contingent consideration in common stock. In accordance with ASC 480, Distinguishing Liabilities from Equity, the contingent consideration has been recorded as a non-current liability in the consolidated balance sheet as the contingent consideration is payable in a variable number of shares at the Acquisition Date. Changes in the fair value of the contingent consideration liability post-acquisition will be recorded in the Company's consolidated statement of operations. Subsequent to the Acquisition Date, the operations of Chango were fully integrated into the operations of the Company. Accordingly, pursuant to the acquisition agreement, because the Company will no longer be operating in accordance with the agreed-upon business plan, the entire contingent consideration is deemed earned. As a result, the changes in the fair value of the contingent consideration liability post-acquisition will primarily be dependent on prices of the Company's common stock for periods subsequent to the Acquisition Date.
As part of the acquisition, existing stock options to purchase common stock of Chango were exchanged for options to purchase the Company's common stock. The fair value of stock options exchanged on the Acquisition Date attributable to pre-acquisition services of approximately $4.3 million has been recorded as purchase consideration. The fair value of stock options exchanged on the Acquisition Date attributable to post-acquisition services of $2.4 million will be recorded as additional stock-based compensation expense on the Company's consolidated statement of operations over their remaining requisite service (vesting) periods.

The following table summarizes the preliminary purchase price allocation of the acquisition purchase price and the tangible and intangible assets acquired and liabilities assumed based on preliminary estimates of their respective fair value as December 31, 2014 (in thousands):

Cash	$1,028
Accounts receivable	13,926
Prepaid and other assets	783
Fixed assets	240
Intangible assets	52,420
Goodwill	51,819
Total assets acquired	120,216
Accounts payable and accrued expenses	5,983
Other current liabilities	345
Deferred tax liability, net	12,009
Total liabilities assumed	18,337
Total preliminary purchase price	$101,879
The preliminary purchase price allocation presented above is derived from Chango's balance sheet as of December 31, 2014.
The Company believes the amount of goodwill resulting from the purchase price allocation is primarily attributable to expected synergies from assembled workforce, an increase in development capabilities, increased offerings to customers, and enhanced opportunities for growth and innovation. Goodwill will not be amortized but instead will be tested for impairment at least annually or more frequently if certain indicators of impairment are present. In the event that goodwill has become impaired, the Company will record an expense for the amount impaired during the quarter in which the determination is made. The goodwill generated in the Chango acquisition is not tax deductible.
The following table summarizes the components of the intangible assets and estimated useful lives (dollars in thousands):

		Estimated Useful Life
Technology	$22,000	3 - 5 years
In-process research and development	580	3 years*
Advertiser relationships	22,000	5 years
Backlog	3,090	<1 year
Non-compete agreements	4,500	2 years
Trademarks	250	<1 year
Total intangible assets acquired	$52,420
* Amortization begins once associated project is completed and it is determined it has alternative future use.
As part of the acquisition, the Company recorded deferred tax liabilities of $13.9 million related to acquired intangible assets net of deferred tax assets of $1.9 million as of December 31, 2014, primarily related to net operating loss carry forwards.
Note 3—Pro Forma Adjustments
The pro forma combined financial statements have been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results of operations. The pro forma adjustments included in the unaudited condensed combined financial information are as follows:

A.	To record the intangible assets acquired in the acquisition of $52.4 million, net of Chango's existing intangible assets and the resulting goodwill of $51.8 million.

B.	To record Rubicon Project's transaction costs of $1.1 million as a reduction in cash and an increase in accumulated deficit. No such costs were expensed prior to December 31, 2014.

C.	To record Chango's transaction costs of $1.5 million, which were not expensed prior to December 31, 2014, and $0.1 million cash paid to Chango shareholders as a reduction in cash.

D.	To record the fair value of the contingent consideration liability of $16.2 million.

E.
To record the fair value of $72.5 million for the issuance of 4,191,878 shares of Rubicon Project's common stock and the fair value of stock-based awards exchanged of $4.3 million, offset by the working capital adjustment of $0.2 million.

F.
To eliminate the internal use software development costs, net of Chango as the fair value of acquired technology incorporates the fair value of Chango's internal use software development costs (see adjustment A).

G.	To eliminate the convertible preferred stock of Chango.

H.	To eliminate the stockholders' equity (deficit) of Chango.

I.	To record the repayment of Chango debt of $7.4 million immediately prior to the Acquisition Date.

J.	To eliminate the accounts receivable due to Rubicon Project from Chango and the accounts payable due to Chango from Rubicon Project of $0.2 million as of December 31, 2014.

K.	To record the repayment of Chango's accrued interest on its debt immediately prior to the acquisition.

L.
To release the deferred tax asset valuation allowance of $1.9 million associated with Chango's deferred tax asset. Release is due to the additional deferred tax liability generated from the inherent basis differences of the associated intangible assets, which is netted against the deferred tax liability (see adjustment M).

M.	To record the deferred tax liability of $13.9 million related to the acquired intangibles.

N.	To accrue for transactions expenses of $0.1 million agreed to be paid but not yet paid as of Acquisition Date.

O.
To record the incremental amortization of preliminary fair value amounts of $15.7 million allocated to intangible assets, net of historical amortization of Chango's internally developed capitalized software, of $0.2 million for the year ended December 31, 2014. The intangible assets are generally amortized on a straight-line basis, which approximates the pattern in which the economic benefits are consumed, over their estimated useful lives. Amortization of developed technology is included in cost of revenues, the amortization of advertiser relationships and backlog is included in sales and marketing, the amortization of non-compete agreements is included in technology and development and general and administrative, and the amortization of trademarks is included in general and administrative in the accompanying pro forma unaudited condensed combined statement of operations.

P.
To reflect the issuance of 3,552,560 shares of Rubicon Project common stock, net of the 639,318 shares held in escrow to secure post-closing indemnifications, as if they had been issued as of January 1, 2014.

Q.	To reverse the historical interest expense related to the repayment of debt (see adjustment I).

R.
To eliminate the historical transactions of $0.5 million between Chango and Rubicon Project for the year ended December 31, 2014. For a description of the revenue recognition policies of Chango and Rubicon Project, refer to Note 1 and to the consolidated financial statements and related notes thereto of the Company contained in its Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 6, 2015, and in conjunction with the separate financial statements and related notes thereto of Chango included as Exhibit 99.1 to this Form 8-K/A.